Exhibit (j) under Form N-1A
                                              Exhibit (23) under Item 60/Reg.S-K




                     Consent of Ernst & Young LLP, Independent Auditors



     We consent to the references to our firm under the caption "Financial Highlights" in each Prospectus and "Independent Auditors" in the Statement of Additional Information included in Post-Effective Amendment Number 63 to the Registration Statement (Form N-1A No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our reports dated June 10, 2003 on Automated Government Cash Reserves, Automated Treasury Cash Reserves and U.S. Treasury Cash Reserves (three of the funds comprising the Money Market Obligations Trust) included in the 2003 Annual Report to Shareholders for the year ended April 30, 2003.



                                                /s/ Ernst & Young LLP
                                                Ernst & Young LLP

Boston, Massachusetts
June 24, 2003